Exhibit 2.1

AGREEMENT AND PLAN OF SHARE EXCHANGE

BETWEEN

U.S. CENTURY BANK

AND

USCB FINANCIAL HOLDINGS, INC.

-i-

AGREEMENT AND PLAN OF SHARE EXCHANGE

BETWEEN

U.S. CENTURY BANK

AND

USCB FINANCIAL HOLDINGS, INC.

This Agreement and Plan of Share Exchange (the “Agreement”) is dated as of December 27, 2021, by and between U.S. Century Bank, a Florida chartered, non-Federal Reserve System member commercial bank (the “Bank”), and USCB Financial Holdings, Inc., a Florida corporation (the “Company”).

BACKGROUND

The respective boards of directors of the Bank and the Company deem it in the best interests of the Bank and the Company, respectively, that the Company acquires by operation of law all of the issued and outstanding capital stock of the Bank pursuant to this Agreement, and the respective boards of directors of the Bank and the Company have approved this Agreement and the Share Exchange (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I

THE SHARE EXCHANGE

Section 1.1 Consummation of Share Exchange; Closing Date.

(a) Subject to the provisions hereof, all of the issued and outstanding shares of capital stock of the Bank shall be acquired by the Company (which shall hereinafter be referred to as the “Share Exchange”) pursuant to Sections 607.1102 through 607.1106 of the Florida Business Corporation Act and Section 658.30 of the Florida Financial Institutions Code, and the existence of the Bank shall continue after the Effective Time (as defined below). The Share Exchange shall become effective on the date and at the time on which any necessary approvals by any Regulatory Authorities (as defined below) have been obtained and appropriate Articles of Share Exchange have been filed with the appropriate authorities or as otherwise specified in the Articles of Share Exchange (such time is hereinafter referred to as the “Effective Time”). Subject to the terms and conditions hereof, unless otherwise agreed upon by the Bank and the Company, the Effective Time shall occur as soon as practicable following the later to occur of (i) the effective date (including the expiration of any applicable waiting period) of the last required Consent (as defined below) of any Regulatory Authority having authority over the transactions contemplated pursuant to this Agreement, (ii) the date on which the shareholders of the Bank approve the transactions contemplated by this Agreement, and (iii) the date of the satisfaction or waiver of all other conditions precedent to the transactions contemplated by this Agreement. As used in this Agreement, “Consent” shall mean a consent, approval, authorization, waiver, clearance, exemption or similar affirmation by any person pursuant to any contract, permit, law, regulation or order, and “Regulatory Authorities” shall mean, collectively, the Florida Office of Financial Regulation, the Federal Reserve Bank of Atlanta and the Federal Deposit Insurance Corporation.

(b) The closing of the Share Exchange (the “Closing”) shall take place at the principal offices of the Bank at 10:00 a.m. local time on the day that the Effective Time occurs, or such other time as the parties may agree (the “Closing Date”). Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties hereto the opinions, certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

Section 1.2 Effect of Share Exchange. From and after the Effective Time of the Share Exchange:

(a) All issued and outstanding shares of capital stock of the Bank shall immediately, by operation of law, and without any conveyance or transfer, become the property of the Company.

(b) The business presently conducted by the Bank shall, subject to the actions of the board of directors and officers of the Bank, continue to be conducted by the Bank as a wholly-owned subsidiary of the Company.

(c) The Bank shall continue to have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a banking corporation organized under the laws of Florida, as the Bank had immediately prior to the Effective Time of the Share Exchange. No rights or obligations of the Bank shall be affected or impaired by the Share Exchange.

(d) The shareholders of the Bank as of the Effective Time of the Share Exchange shall have the rights set forth in Article II hereof.

Section 1.3 Directors and Officers. From and after the Effective Time and until their resignation, death, or removal, (a) the directors and officers of the Bank shall be those individuals who were serving in such capacities immediately prior to the Effective Time, and (b) the directors and officers of the Company shall be those individuals who were serving as the directors and officers of the Bank immediately prior to the Effective Time.

Section 1.4 Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws under which the Bank will operate following the Effective Time shall be those Articles of Incorporation and Bylaws under which the Bank operated immediately prior to the Effective Time. The Articles of Incorporation and Bylaws under which the Company will operate following the Effective Time shall be those Articles of Incorporation and Bylaws under which the Company operated immediately prior to the Effective Time.

ARTICLE II

CONVERSION OF BANK SHARES

Section 2.1 Manner of Conversion of the Bank Shares. Subject to the provisions hereof and by virtue of the Share Exchange and without any conveyance or transfer:

(a) At the Effective Time, (i) each share of the Bank’s Class A Voting Common Stock, par value $1.00 per share (the “Bank Class A Common Stock”), issued and outstanding immediately prior to the Effective Time will, without any action on the part of the holder thereof, convert into one share of the Company’s Class A Voting Common Stock, par value $1.00 per share (the “Company Class A Common Stock”), which will thereupon be issued and outstanding and fully paid and non-assessable, with the effect that the number of issued and outstanding shares of Company Class A Common Stock will, after taking into account the transaction described in Section 2.3 hereof, be the same as the number of issued and outstanding shares of Bank Class A Common Stock immediately prior to the Effective Time, and (ii) each holder of Bank Class A Common Stock shall cease to be a stockholder of the Bank and the ownership of all shares of the issued and outstanding Bank Class A Common Stock shall thereupon automatically vest in the Company.

(b) At the Effective Time, (i) each share of the Bank’s Class B Non-Voting Common Stock, par value $1.00 per share (the “Bank Class B Common Stock” and, together with the Bank Class A Common Stock, the “Bank Shares”), issued and outstanding immediately prior to the Effective Time will, without any action on the part of the holder thereof, convert into the right to receive one share of the Company’s Class B Non-Voting Common Stock, par value $1.00 per share (the “Company Class B Common Stock” and, together with the Company Class A Common Stock, the “Company Shares”), which will thereupon be issued and outstanding and fully paid and non-assessable, with the effect that the number of issued and outstanding shares of Company Class B Common Stock will be the same as the number of issued and outstanding shares of Bank Class B Common Stock immediately prior to the Effective Time, and (ii) each holder of Bank Class B Common Stock shall cease to be a stockholder of the Bank and the ownership of all shares of the issued and outstanding Bank Class B Common Stock shall thereupon automatically vest in the Company.

(c) From and after the Effective Time, physical certificates, if any, representing shares of Bank Class A Common Stock and Bank Class B Common Stock outstanding at the Effective Time (the “Bank Share Certificates”) will automatically represent the same number of shares of Company Class A Common Stock and Company Class B Common Stock, respectively, and will evidence the right of the registered holder thereof to receive, and may be exchanged for, certificates or book-entry shares of Company Class A Common Stock and Company Class B Common Stock into which such shares of Bank Class A Common Stock and Bank Class B Common Stock converted in accordance with Section 2.1(a) and (b), respectively. After the Effective Time, (i) as and when Bank Share Certificates are presented for transfer, either new certificates bearing the Company’s name will be issued or the Company Shares represented by such old certificates of Bank Shares will be converted into book-entry form, and (ii) shareholders of record of the Bank immediately prior to the Effective Time may surrender their certificates of Bank Shares in exchange for new certificates of corresponding Company Shares, or corresponding Company Shares in book-entry form, at any time.

(d) From and after the Effective Time, any shares of Bank Class A Common Stock and Bank Class B Common Stock held for stockholders in book-entry form will automatically represent the same number of shares of Company Class A Common Stock and Company Class B Common Stock, respectively.

Section 2.2 The Bank Stock Options and Related Matters. At the Effective Time by virtue of the Share Exchange, the Company shall assume the stock options and all other employee benefit plans of the Bank. Each outstanding and unexercised stock option or other right to purchase, or security convertible into, securities in the Bank shall by virtue of the Share Exchange become a stock option, or right to purchase, or a security convertible into securities in the Company on the basis of one share of Company Class A Common Stock and Company Class B Common Stock for each share of Bank Class A Common Stock and Bank Class B Common Stock, respectively, issuable pursuant to any such stock option or stock purchase right or convertible security, on the same terms and conditions and at an exercise or conversion price per share equal to the exercise or conversion price per share applicable to any such Bank stock option, stock purchase right or other convertible security at the Effective Time. A number of shares of Company Class A Common Stock and Company Class B Common Stock shall be reserved for issuance upon the exercise of stock options, stock purchase rights and convertible securities equal to the number of shares of Bank Class A Common Stock and Bank Class B Common Stock, respectively, so reserved immediately prior to the Effective Time, or as otherwise deemed necessary to effect the purposes of the Share Exchange.

Section 2.3 The Company Shares. The one share of Company Class A Common Stock issued for organizational purposes and to facilitate the transaction authorized hereby and outstanding at the Effective Time shall be cancelled and thus shall not be outstanding after the Share Exchange.

ARTICLE III

CONDITIONS TO THE OBLIGATIONS OF THE BANK AND THE COMPANY

Section 3.1 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:(a) This Agreement and the Share Exchange shall have received the requisite approval of the shareholders of the Bank; and

(b) The parties shall have obtained all approvals, authorizations and Consents, including but not limited to all necessary consents, authorizations and approvals of Regulatory Authorities which, with respect to those from the Regulatory Authorities, shall not contain provisions which (i) unduly impair or restrict the operations, or would have a material adverse effect on the condition, of the Company, or (ii) render consummation of the Share Exchange unduly burdensome, in each case as determined in the reasonable discretion of the board of directors of the Company.

The Company may waive any condition specified in this Section at or prior to the Closing.

Section 3.2 Conditions to Obligation of the Bank. The obligations of the Bank to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(a) This Agreement and the Share Exchange shall have received the requisite approval of the shareholders of the Bank; and

(b) The Bank shall have obtained all of the third party approvals, authorizations and Consents, including but not limited to all necessary consents, authorizations and approvals of Regulatory Authorities which, with respect to those from the Regulatory Authorities, shall not contain provisions which (i) unduly impair or restrict the operations, or would have a material adverse effect on the condition, of the Company, or (ii) render consummation of the Share Exchange unduly burdensome, in each case as determined in the reasonable discretion of the board of directors of the Bank.

The Bank may waive any condition specified in this Section at or prior to the Closing.

ARTICLE IV

TERMINATION

Section 4.1 Termination of Agreement. This Agreement may be terminated, in the sole discretion of the Bank, at any time before the Effective Time if:

(a) the number of shares of Bank Class A Common Stock or Bank Class B Common Stock voted against the Share Exchange shall make consummation of the Share Exchange unwise or imprudent in the business judgment of the Bank’s board of directors;

(b) any act, suit, proceeding or claim relating to the Share Exchange has been instituted or threatened before any court or administrative body; or

(c) the Bank’s board of directors subsequently determines that the Share Exchange is inadvisable.

Section 4.2 Effect of Termination. Upon termination by written notice as provided in this Article IV, this Agreement shall be void and of no further effect, and there shall be no liabilityby reason of this Agreement or the termination thereof on the part of either the Bank, the Company,or the directors, officers, employees, agents or stockholders of either of them.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. None of the representations, warranties, and covenants of the parties (other than the provisions in Article II above concerning issuance of the Company Shares) shall survive the Effective Time.

Section 5.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns; provided, however, that the provisions in Article II above concerning issuance of the Company Shares and the Company’s stock options, stock purchase rights and convertible securities are intended for the benefit of the Bank’s shareholders and holders the Bank’s stock options, stock purchase rights and convertible securities.

Section 5.3 Entire Agreement. This Agreement (including the Exhibits and the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

Section 5.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Section 5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 5.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without regard to principles of conflict of laws.

Section 5.8 Amendments and Waivers. To the extent permitted by law, the parties may amend any provision of this Agreement at any time prior to the Effective Time by a subsequent writing signed by each of the parties upon the approval of their respective boards of directors; provided, however, that after approval of this Agreement by the Bank’s shareholders, there shall be made no amendment in the consideration to be received in the Share Exchange for the Bank Class A Common Stock or Bank Class B Common Stock without their further approval. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 5.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the remaining terms and provision hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provisions with a term or provisions that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 5.10. Expenses. The Bank shall pay all reasonable and necessary expenses associated with the transaction contemplated herein.

Section 5.11. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

Section 5.12 Jurisdiction and Venue. The parties acknowledge that a substantial portion of negotiations and anticipated performance and execution of this Agreement occurred or shall occur in Miami-Dade County, Florida, and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement may be brought in a state or federal court of record in the Miami-Dade County, Florida; (b) consents to the jurisdiction of such court in any suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in Florida.

Section 5.13 Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written, each by its authorized officer pursuant to a resolution of its board of directors.

USCB FINANCIAL HOLDINGS, INC.		U.S. CENTURY BANK

By:	/s/ Jalal Shehadeh	By:	/s/ Jalal Shehadeh

Name:	Jalal Shehadeh	Name:	Jalal Shehadeh
Title:	Senior Vice President, General Counsel and Secretary	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to Agreement and Plan of Share Exchange]